EXHIBIT 28

COMPUTER SCIENCES CORPORATION
REVENUES BY MARKET SECTOR
(In millions)
	First Quarter Ended		% of Total
	June 28, 2002	June 29, 2001	Fiscal 2003	Fiscal 2002

Global commercial:
U.S. commercial	$1,003.7	$1,054.8	36%	39%
Europe	681.9	682.3	25	25
Other International	287.5	303.3	10	11
Total	1,973.1	2,040.4	71	75

U.S. federal government:
Department of Defense	472.9	410.6	17	15
Civil agencies	318.8	262.6	12	10
Total	791.7	673.2	29	25
Total Revenues	$2,764.8 ========	$2,713.6 ========	100% ======	100% ======